Exhibit 10.1



     On July 25, 2005, the Human Resources Committee of the Board of Directors (the "Committee") established the short-term and long-term incentive programs for the fiscal year beginning May 30, 2005 for the five executives who will appear as named executive officers in the company's 2005 proxy statement (the "Executives").

     The short-term incentive program was established under the stockholder-approved Executive Incentive Plan. The Committee established target incentives for each Executive expressed as a percent of year-beginning base salary. The Committee also established target financial performance goals which for fiscal 2006 are based on (1) profit before tax for Messrs. Rohde, Sklarsky, Johnson and Adams, and (2) performance related to his financial control position objectives for Mr. Gehring. Payouts are in cash and may be more or less than target depending on performance.

     The long-term incentive program was established under the stockholder-approved Executive Incentive Plan, with potential common stock awards issuable under stockholder-approval Stock Plans. The long-term incentive program for fiscal 2006 compensates participants, including the Executives, based on the  company's  ability  to  increase  earnings  per  share  above  the threshold level established by the Committee. The Committee selects participants, including the Executives, and the participants are eligible to share in an award pool of 8% of the company's excess after-tax earnings, subject to adjustment pursuant to the program, over and above a 5% compound annual growth rate from a fixed five-year average earnings base. The amounts that are earned under the program are issued in restricted share equivalent units. The restricted share equivalent units earned under the program vest on the fifth fiscal year end after issuance, or earlier upon death, normal retirement, permanent disability, or change in control; if an Executive terminates employment, the share equivalent units vest 20% at the end of each fiscal year of employment post-issuance unless the termination was for cause. The Executives receive dividend equivalent payments on any earned restricted share equivalents. The Committee established the following target awards of restricted share equivalent units in the program for the Executives for fiscal 2006: Mr. Rohde, 68,004 (subject to proration); Mr. Sklarsky and Mr. Johnson, 22,668 each; Mr. Adams, 17,001; and Mr. Gehring, 11,334.

     The Committee also established a fiscal 2006 award program for long-term senior management incentive program participants, including the Executives, designed to provide a target award with a projected value approximately equal to the target restricted share equivalent award. This equivalent award was issued in the form of stock options on July 25, 2005 to the participants, including the Executives, with the exception of the Chief Executive Officer. The exercise price of the options is the closing price of the company's common stock on the date of grant. The equivalent award for the Chief Executive Officer is in a target amount of approximately $1,800,000 and may be earned on the same basis as the fiscal 2006 long-term incentive program awards (subject to proration); if earned this award will be issued in restricted share equivalent units (tracking appreciation or depreciation in the company's stock during the restricted period and payable in cash when restrictions end). The options granted to the Executives, which vest 40% on the last day of the first fiscal year following the grant and 30% on each of the next two fiscal year end dates, were as follows: Mr. Sklarsky, 160,000 options; Mr. Johnson, 160,000 options; Mr. Adams, 120,000 options; and Mr. Gehring, 80,000 options.